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                                                                    Exhibit 3(i)


                            ARTICLES OF INCORPORATION
                                       OF
                              INTERMOST CORPORATION

                                 Article I NAME

          The name of the corporation (hereinafter called the "Corporation") is Intermost Corporation.

                                   Article II
                               PERIOD OF DURATION

          The period of duration of the Corporation is perpetual.

                                   Article III
                              PURPOSES AND POWERS.

          The purpose for which this Corporation is organized is to engage in the design, development and marketing of medical and surgical instruments and devices. The Company may also invest in any other products, properties, and/or businesses which may have potential for profit.

                                   Article IV.
                                AUTHORIZED SHARES

         The Corporation shall have the authority to issue one hundred million (100,000,000) shares of common stock, par value $.001 per share ("Common Stock") and five million (5,000,000) shares of preferred stock, par value $.001 per share. Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is expressly granted authority, without shareholder approval, and within the limits of the Wyoming Statutes, to:

          (a) designate in whole or in part, the preferences, limitations and relative rights, of any class of shares before the issuance of any shares of that class:

          (b) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or in part, the preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

          (c) alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

          (d) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.


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          The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

                                   Article V.
                            COMMENCEMENT OF BUSINESS

          The Corporation shall not commence business until at least One Thousand Dollars ($1,000) has been received by the Corporation as consideration for the issuance of its shares.


                                   Article VI.
             INITIAL REGISTERED OFFICE AND INITIAL REGISTERED AGENT

         The address of the initial registered office of the Corporation is RR1 A-8, Torrington, Wyoming 82240, and the initial registered Agent at such office is Nancy Bumgaurdner.

                                  Article VII.
                                   DIRECTORS

          The Corporation shall be governed by a Board of Directors consisting of no less than one (1) and no more then nine (9) directors. Directors need not be stockholders of the Corporation. The number of Directors constituting the initial Board of Directors is one (1) and the names and post office addresses of the persons who shall serve as Directors until their successors are elected and qualified are:

                           Andy Lin
                           Intel-most Corporation
                           43 Floor, 3005 Renmin Rd.(South),
                           Shenfang Plaza
                           Shenzhen, China 518005


                                  Article VIII
                                 INCORPORATORS

           The name and post office address of each incorporator is:

                           Hank Vanderkam Vanderkam & Associates
                           1301 Travis, Ste. 1200
                           Houston, TX 77002




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                                   Article IX.
                    ADDRESS FOR MAILINIG ANNUAL REPORT FORMS

                           Hank Vanderkam
                           Vanderkam & Associates 1301 Travis, Ste. 1200 Houston, TX 77002


                                    Article X
                               PRE-EMPTIVE RIGHTS

          There shall be no pre-emptive rights to acquire unissued and/or treasury shares of stock of the Corporation.

                                   Article XI
                                VOTING OF SHARES

          Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at the meeting of the stockholders. Each stockholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such stockholders, or by his duly authorized attorney-in-fact. At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote, in person or by proxy, the number of shares owned by him or it for as many persons as there are Directors to be elected and for whose election he or it has the right to vote, but the Shareholder shall have no right to accumulate his or its votes with regard to such election.

                                  Article XII.
                             LIMITATION ON LIABILITY

         To the fullest extent permitted by the Wyoming Statutes or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for any action taken or failure to take any action as a director.

                                  Article XIII.
                               SHAREHOLDER CONSENT
         Shareholders of the Corporation shall be able to take shareholder action through a consent of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

                                             Hank Vanderkam Incorporator
 Date: February 11, 2003



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  State of Texas                        ss.
                                        ss.
  County of Harris                      ss.

                                  NOTARY PUBLIC
                       State Of Texas Comm Exp.10-19-2003

On the 11th day of February 2003, personally appeared before me the undersigned notary public, Hank Vanderkam, who being by me first duly sworn, declared that they are the president and secretary, respectively, of the above named corporation, that they signed the foregoing Articles of Incorporation and that the statements contained therein are true and correct.


                                                          ----------------------
                                                                   Notary Public


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